UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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☐    Preliminary Proxy Statement
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☐    Definitive Proxy Statement
☑    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12
AirNet Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTE: On May 27, 2008, AirNet Systems, Inc. began to send or deliver the following letter and the attachments thereto to the holders of stock options granted under the AirNet Systems, Inc. Amended and Restated 1996 Incentive Stock Plan or the AirNet Systems, Inc. 2004 Stock Incentive Plan. These documents address the treatment of outstanding stock options in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of March 31, 2008, by and among AirNet Systems, Inc., AirNet Holdings, Inc. and AirNet Acquisition, Inc.

7250 Star Check Drive   Columbus, Ohio   43217-1025
May 23, 2008

Dear Optionee:
     As you probably are aware, AirNet Holdings, Inc. (“AirNet Holdings”), which was formed by Bayside Capital, Inc., and AirNet Acquisition, Inc., a wholly-owned subsidiary of AirNet Holdings, have entered into an Agreement and Plan of Merger with AirNet Systems, Inc. (“AirNet”). Upon completion of the merger, AirNet Acquisition will be merged with and into AirNet and AirNet will become a wholly-owned subsidiary of AirNet Holdings. As a result of the merger, each common share (par value $.01 per share) of AirNet outstanding immediately prior to the effective time of the merger (other than common shares held by AirNet or AirNet Holdings or any of their respective subsidiaries or common shares with respect to which dissenters’ rights are perfected) will be automatically converted into the right to receive $2.81 in cash.
     Because you hold one or more stock options under the AirNet Systems, Inc. Amended and Restated 1996 Incentive Stock Plan or the AirNet Systems, Inc. 2004 Stock Incentive Plan, to the extent that the exercise price of your unexercised stock option(s) is less than $2.81 per share, you will receive, in connection with the merger, a cash payment for your unexercised stock option(s). At the time of the merger, all stock options granted under the Amended and Restated 1996 Incentive Stock Plan and the 2004 Stock Incentive Plan will become fully exercisable or “vested”. If your stock options are not “in the money” (i.e., have an exercise price which is less than the merger consideration of $2.81 per share), then they will be cancelled and you will not receive any payment in connection with the merger. You should know that very few stock options under either plan are “in the money”. Enclosed is your Optionee Statement that reflects the status of your stock option grant(s) at June 4, 2008. The column labeled “Grant Price” shows the option exercise price while the column labeled “Outstanding” shows your exercisable or “vested” stock option(s).
     Attached is a list of Questions and Answers regarding the treatment of outstanding stock options in connection with the merger. If you have any additional questions, please contact Ray L. Druseikis, Interim Chief Financial Officer, at (614) 409-4996. After you have read this letter and the attached Questions and Answers, please sign the enclosed “Stock Option Cancellation Agreement Form” and return it to me. This letter is not, and shall not be deemed to be an offer to purchase any security of AirNet.
     We would like to take this opportunity to thank you for your contribution to AirNet’s success, and we look forward to the new opportunities presented to AirNet and Bayside as a result of this merger.

Additional Information and Where To Find It:
     In connection with the proposed merger transaction, AirNet filed a definitive proxy statement and other materials with the SEC on May 12, 2008. Holders of stock options are urged to read the definitive proxy statement and these other materials because they contain important information about AirNet and the proposed merger transaction. Holder of stock options may obtain a free copy of the definitive proxy statement and these other materials, as well as other materials filed with the SEC concerning AirNet, at the SEC’s website at http://www.sec.gov. Holders of stock options may also obtain for free the definitive proxy statement and other documents filed by AirNet with the SEC in connection with the proposed merger transaction by directing a request in writing to AirNet Systems, Inc., at 7250 Star Check Drive, Columbus, Ohio 43217, Attention: Ray L. Druseikis, Secretary, or by telephone at (614) 409-4996.
Very truly yours,
/s/ Bruce D. Parker
Bruce D. Parker
Chairman, President and Chief Executive Officer

Optionee Statement
AirNet System, Inc.
Exercisable as of 6/4/2008

Date
Grant	Expiration		Grant	Granted or	Grant	Transferred
Date	Date	Plan ID	Type	Transferred To	Price	Out	Outstanding Exercisable

Optionee Totals

QUESTIONS AND ANSWERS REGARDING
STOCK OPTIONS ISSUED UNDER THE
AMENDED AND RESTATED 1996 INCENTIVE STOCK PLAN AND
THE 2004 STOCK INCENTIVE PLAN

1.	Q.	What will happen to my outstanding stock option as a result of the merger?

	A.	Your outstanding stock option will be cancelled and, to the extent that the exercise price of your applicable stock option is less than $2.81 per share, you will receive a cash payment with respect to such outstanding stock option.

2.	Q.	What will happen to my outstanding stock option if the exercise price is greater than or equal to $2.81 per share?

	A.	Your outstanding stock option will be cancelled and you will not receive any cash payment with respect to this outstanding stock option.

3.	Q.	What if my stock option is not fully exercisable?

	A.	At the time of the merger, all stock options granted under the Amended and Restated 1996 Incentive Stock Plan and the 2004 Stock Incentive Plan will become fully exercisable (i.e. “vested”). To the extent that the exercise price of your applicable stock option is less than $2.81 per share, you will receive a cash payment for all of the unexercised common shares under your outstanding stock option, even if all or any portion of your stock option is not exercisable at the time of the merger because you have not yet satisfied the stock option’s vesting requirements. If the exercise price of your applicable stock option is greater than or equal to $2.81, you will not receive any cash payment with respect such outstanding option.

4.	Q.	How will the cash payment which I will receive be calculated?

	A.	The amount of your cash payment, if any, will be equal to the excess of $2.81 over the exercise price per common share subject to the stock option multiplied by the number of unexercised common shares subject to the stock option. For example, if you hold an unexercised stock option to purchase 2,000 common shares of AirNet at $2.50 per share, you will receive a payment of $620 calculated in the following manner:
$2.81 (the price per share being paid by AirNet Holdings)
-$2.50 (your exercise price per share)
$0.31 (the excess of $2.81 over your exercise price per share)
x2,000 (the number of common shares subject to your unexercised stock option);
=$620.00

All cash payments will be made net of applicable withholding taxes and will be paid without interest.

5.	Q.	What do I have to do with respect to my unexercised stock option(s)?

	A.	You should sign the enclosed Stock Option Cancellation Form and return the same by fax or regular mail to Bruce D. Parker at AirNet Systems, Inc., 7250 Star Check Drive, Columbus, OH 43217, fax no. (614) 409-7878. You should sign this Form whether or not you expect to receive a cash payment with respect to your unexercised stock option(s).

6.	Q.	When will I receive my cash payment?

	A.	You will receive the cash payment, if any, described above following (i) the completion of the merger between AirNet and AirNet Acquisition, which is anticipated to occur within several business days after the June 4, 2008 Special Meeting of Shareholders if AirNet’s shareholders adopt the merger agreement and approve the merger and, (ii) receipt by AirNet of your Stock Option Cancellation Form.

7.	Q.	What happens if I had been granted more than one stock option to purchase common shares?

	A.	The procedures described above will apply to each of your stock options. Accordingly, the total amount of cash which you will receive will be equal to the aggregate amount calculated in accordance with Q & A 4 above for each of your stock options.

8.	Q.	What happens if the merger does not actually occur?

	A.	All of the procedures described above are contingent upon the completion of the merger between AirNet and AirNet Acquisition. If the merger does not occur, you will continue to hold a stock option to purchase common shares of AirNet in accordance with the conditions of your option agreement.

9.	Q.	What will happen to the AirNet Systems, Inc. Amended and Restated 1996 Incentive Stock Plan and the AirNet Systems, Inc. 2004 Stock Incentive Plan in connection with the merger?

	A.	In connection with the merger, the AirNet Systems, Inc. Amended and Restated 1996 Incentive Stock Plan and the AirNet Systems, Inc. 2004 Stock Incentive Plan will be terminated. The procedures described above represent the manner in which all of your “option” rights under the plans will be satisfied.

STOCK OPTION CANCELLATION FORM
     In connection with the Agreement and Plan of Merger, dated as of March 31, 2008, by and among AirNet Systems, Inc., AirNet Holdings, Inc. and AirNet Acquisition, Inc., I hereby agree that upon receipt by me of a cash payment equal to the excess of $2.81 over the exercise price per common share subject to each of my stock options multiplied by the number of unexercised common shares of AirNet subject to each such stock option (net of applicable withholding taxes), or, if no cash payment will be forthcoming to me because the exercise price of my unexercised stock options is greater than or equal to $2.81, then upon consummation of the merger contemplated thereby, any and all option agreements between me and AirNet shall be cancelled and of no further force or effect.

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